Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-210083 and 333-187263 on Form S-3 and Registration Statement Nos. 333-212839, 333-204731, 333-200662, 333-187266, 333-187265, 333-166383, 333-140220, 333-115579, 333-100653, 333-59636, 333-41348, and 333-41288  on Form S-8 of our reports dated February 16, 2017, relating to the consolidated financial statements of Janus Capital Group Inc., and the effectiveness of Janus Capital Group Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Janus Capital Group Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

February 16, 2017